Exhibit 1

Sales of Acadia Realty Trust (AKR) by Yale University on 2/28/2007:

Number of Common Shares of			Amount of Securities Owned
Beneficial Interest Sold		Price Per Share	Following Reported Transaction

	11,700	26.90	2,030,438
	15,400	26.91	2,015,038
	1,800	26.92	2,013,238
	7,800	26.93	2,005,438
	3,600	26.94	2,001,838
	4,600	26.95	1,997,238
	1,200	26.96	1,996,038
	500	26.97	1,995,538
	600	26.98	1,994,938
	900	26.99	1,994,038
	32,600	27.00	1,961,438
	5,500	27.01	1,955,938
	5,000	27.02	1,950,938
	6,900	27.03	1,944,038
	5,500	27.04	1,938,538
	1,000	27.05	1,937,538
	600	27.06	1,936,938
	1,200	27.07	1,935,738
	100	27.08	1,935,638
	300	27.09	1,935,338
	1,100	27.10	1,934,238
	800	27.12	1,933,438
	100	27.17	1,933,338
	400	27.18	1,932,938

Total:	109,200 shares sold